Exhibit 99.1

             Bravo! Foods' Slammers(R) Milk Products Introduced
            Into the Middle East Via Dairy Product Giant, SADAFCO

           AsheTrade, Bravo! Foods' Exclusive International Agent, Plans Further International Distribution Relationships
                  for Its Vitamin-Fortified, Flavored Milk


      NORTH PALM BEACH, Fla. (March X, 2004) -Bravo! Foods International ("Bravo") (OTCBB: BRVO), a brand development and marketing company that manufactures, promotes and distributes vitamin-fortified, flavored milks, today announced that its exclusive international agent, AsheTrade, has secured kit orders for its flavored milk from SADAFCO, Saudi Arabia's preeminent milk product company. SADAFCO, which markets its products in Saudi Arabia, Bahrain, Kuwait, United Arab Emirates, Qatar, Egypt, Lebanon, Oman, Jordon and Syria has signed a 2-year agreement and presented an initial order approximating $152,000 to be delivered in the first quarter, and expects future orders to build. SADAFCO also intends to introduce a Slammers(R) ice cream product over the next several months

      AsheTrade, headquartered in Miami, FL, also has an office in Jeddah, Saudi Arabia. "Bravo's Slammers(R) flavored milks are expected to be well received throughout SADAFCO's vast network of retailers in the Middle East," commented Ibrahim Ashemimry, AsheTrade's CEO. "Bravo's license agreement with Marvel Enterprises to use Marvel(R) Super Heroes(R) on packaging and for promotion of Bravo's flavored milk products reinforces our distribution efforts to introduce its great-tasting, healthy milk around the world." Mr. Ashemimry concluded, "With the initial SADAFCO order made, we at AsheTrade already have expanded our efforts in other countries to assist in the development of Slammers(R) as a global brand."

      Roy Warren, Bravo! Foods' CEO, added, "We are excited about the potential expansion possibilities for our great tasting Slammers in the international market place. Consumers, worldwide, are turning to healthier alternatives to soft drinks. Our products are made with 100% milk and are vitamin fortified. AsheTrade's broad international relationships will assist Bravo in bridging the cultural barriers associated with breaking into foreign markets."

About Bravo! Foods
------------------
Bravo! Foods International Corp. licenses, markets, distributes and sells flavored milk products throughout the 50 states, Puerto Rico, the U.S. Virgin Islands, Canada, China and Mexico. The milk is available in the United States through production agreements with milk processors. It is currently available in five flavors under the brand name Slammers Fortified Reduced Fat Milk(R) and can be purchased in retail outlets throughout the country and in some international markets. For additional information, visit http://www.bravobrands.com.

About SADAFCO
-------------
SADAFCO, with sales in excess of $250 million (annually) and growing, produces milk, flavored milk, juices, ice cream, water and snacks through its factories in Saudi Arabia and Egypt and markets its products in Saudi Arabia, Bahrain, Kuwait, U.A.E, Qatar and Egypt; distribution arrangements in Jordan, Syria, Lebanon, Yemen and Sudan, and is developing a growing


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manufacturing and trading presence in other Middle Eastern markets.  For additional information, visit www.sadafco.com.

 Safe Harbor under the Private Securities Litigation Reform Act of 1995:
The statements, which are not historical facts, contained in this press release, are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

MARVEL, and all related Marvel characters are copyrights and trademarks of Marvel Characters, Inc., and are used with permission. Copyright (c) 2004 Marvel Characters, Inc. All rights reserved. www.marvel.com.

Super Hero(es) is a co-owned registered trademark.


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